FOR IMMEDIATE RELEASE
August 9, 2004

DSA FINANCIAL CORPORATION ANNOUNCES EARNINGS

Lawrenceburg, Indiana - August 6, 2004 - Edward L. Fischer, President and CEO of DSA Financial Corporation, (OTCBB: DSFN.OB) announced today fourth quarter and fiscal year end financial results for the company. For the quarter ended June 30, 2004, the company reported net income of $197,000 compared to $226,000 for the same period last year. For the fiscal year ended June 30, 2004, net income was $825,000 compared to $804,000 for the 2003 fiscal year.

DSA Financial Corporation is the holding company for Dearborn Savings Association, F.A., a federally chartered savings association headquartered in Lawrenceburg, Indiana that operates through its main office and one branch office, as well as one loan production office.